Exhibit 10.1.33

Indemnification Agreement

Dated 23 April 2012
Reynolds Group Holdings Limited
for the benefit and in favour of
the Indemnitees defined in Indemnification Agreement
(Netherlands — Graham Packaging Holdings B.V.)

THIS INDEMNIFICATION AGREEMENT is made on 23 April 2012
BY:
Reynolds Group Holdings Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“RGHL”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	The Netherlands Subsidiary (as defined below) is a direct subsidiary of Graham Packaging Acquisition Coip. (“GPAC”), a Delaware company, an indirect subsidiary of RGHL and a member of the Reynolds group of companies (the “Reynolds Group”). GPAC is a guarantor and security provider in respect of the Reynolds Group’s existing financing arrangements. It is currently intended that GPAC will pledge up to a maximum of 65% of its issued and outstanding shares in the Netherlands Subsidiary (the “Share Pledge”).

B.	In addition, the Netherlands Subsidiary may be required to take certain steps as may be necessary or desirable to effect other acquisitions, dispositions, financings, refinancings or corporate restructurings in connection with any future acquisition, disposition, financing, corporate restructuring or any other transaction entered into by members of the Reynolds Group, including, without limitation, by way of entry into any acquisition agreement, indenture, credit or other financing agreement, intercreditor agreement, guarantee, security document, purchase agreement, registration rights agreement or any other document, or any joinder to, or amendment or affirmation of, such document (each such transaction, a “Prospective Transaction”, and collectively, the “Prospective Transactions”).

(The Share Pledge together with the Prospective Transactions are, collectively, the “Transactions”, and the documents relating to the Transactions, are collectively, the “Transaction Documents”.)

C.	RGHL has agreed to provide an indemnity to the Indemnitees (as defined below) in respect of the Transactions, as further described below.
It is the intention of RGHL that this document be executed as an agreement (this “Agreement”) in favour and for the benefit of each Indemnitee.
THIS AGREEMENT WITNESSES as follows:

1.	Definitions
“Indemnitee” means each person listed in Part B of the Schedule to this Agreement and, after the date of this Agreement, any person serving as or elected to or appointed to serve as a director of the Netherlands Subsidiary; and

“Netherlands Subsidiary” means the company listed in Part A of the Schedule to this Agreement.

2.	Indemnification

Subject to an Indemnitee complying with the procedures in clause 4 below, RGHL shall indemnify each Indemnitee against all legal expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) (collectively, the “Indemnified Liabilities”) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of a Netherlands Subsidiary in his or her capacity as a director of that company in connection with any Transactions or the approval or execution of any Transaction Document or associated corporate authorization or resolutions or documents in relation to the Transactions.

3.	Limitations on Indemnification

Notwithstanding any other provision of this Agreement, an Indemnitee shall not be entitled to indemnification under this Agreement:
(a)	to the extent that such indemnification is not permitted by applicable laws; or

(b)	to the extent such Indemnified Liabilities are the result of the gross negligence, bad faith or wilful misconduct of the Indemnitee; or

(c)	to the extent that payment is actually made, or for which payment is available, to or on behalf of the relevant Indemnitee under an insurance policy, except in respect of any amount in excess of the limits of liability of such policy or any applicable deductible for such policy; or

(d)	to the extent that payment has or will be made to the relevant Indemnitee by a Netherlands Subsidiary or any affiliate of RGHL otherwise than pursuant to this Agreement; or

(e)	in connection with any proceeding (or part thereof) or appeal in relation to a proceeding initiated by an Indemnitee, unless:
(i)	such indemnification is expressly required to be made by law;

(ii)	the proceeding was authorised by the shareholder(s) (or other decision making organ) of the relevant Netherlands Subsidiary; or

(iii)	such indemnification is provided by the relevant Netherlands Subsidiary, in its sole discretion, pursuant to the powers vested in the Netherlands Subsidiary under applicable law.
4.	Indemnification Procedure
4.1	To qualify for indemnification under this Agreement, each Indemnitee shall give RGHL notice in writing as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Agreement.

4.2	To obtain indemnification payments or advances under this Agreement, an Indemnitee shall submit to RGHL a written request therefore, together with such invoices or other supporting information as may be reasonably requested by RGHL and reasonably available to the relevant Indemnitee.

4.3	Subject to clauses 4.2 and 4.4, RGHL shall make such indemnification payment within 30 business days of receipt of such invoices and supporting information.

4.4	There shall be no presumption in favour of indemnification. If there is a dispute between RGHL and an Indemnitee as to whether that Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of RGHL to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon all RGHL and the relevant Indemnitee.
5.	Severability

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing law

This Agreement shall be governed by and its provisions construed in accordance with Netherlands law.

7.	Amendments

No amendment or modification of this Agreement shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Agreement.

8.	Continuation of Agreement

This Agreement shall remain in effect in favor and for the benefit of each Indemnitee with respect to any action or failure to act of such Indemnitee during the term of service of such Indemnitee as a director of the relevant

Netherlands Subsidiary, whether or not the term of service of such Indemnitee has concluded.

IN WITNESS of which this Agreement has been executed and has been delivered on the date stated at the beginning of this Agreement for the benefit and in favour of each Indemnitee.

Reynolds Group Holdings Limited

/s/ Gregory Alan Cole Name: Gregory Alan Cole
Title: Director

/s/ J Ramsey Signature of witness

Secretary

Occupation

Auckland

City of Residence

Schedule
Part A
Netherlands Subsidiary
•	Graham Packaging Holdings B.V.

Part B
List of Indemnitees
•	Frederic Armand Aram Afarian

•	Thomas CYR Hallowell

•	Stefan Antoni Kolakowski

7